Exhibit 99.1
United Fire Group, Inc. Reports Third Quarter 2020 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
November 4, 2020 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights(1):

Three Months Ended September 30, 2020		Nine Months Ended September 30, 2020
Net income (loss) per diluted share	$(1.49)	Net income (loss) per diluted share	$(4.15)
Adjusted operating income (loss)(2) per diluted share	$(1.37)	Adjusted operating income (loss)(2) per diluted share	$(1.58)
Net realized investment gains per diluted share	$0.48	Net realized investment gains (losses) per diluted share	$(1.97)
Goodwill impairment	$(0.60)	Goodwill impairment	$(0.60)
GAAP combined ratio	124.4%	GAAP combined ratio	113.5%
		Book value per share	$32.77
		Return on equity(3)	(16.0)%

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) today reported a consolidated net loss, including net realized investment gains and losses and changes in the fair value of equity securities, of $37.2 million ($1.49 per diluted share) for the three-month period ended September 30, 2020 (the "third quarter of 2020"), compared to consolidated net loss of $2.3 million ($0.09 per diluted share) for the same period in 2019. For the nine-month period ended September 30, 2020 ("year-to-date"), consolidated net loss, including realized investment gains and losses and changes in the fair value of equity securities, was $103.8 million ($4.15 per diluted share), compared to net income of $38.0 million ($1.48 per diluted share) for the same period in 2019.

The Company reported consolidated adjusted operating loss of $1.37 per diluted share for the third quarter of 2020, compared to consolidated adjusted operating loss of $0.40 per diluted share for the same period in 2019. Year-to-date, consolidated adjusted operating loss was $1.58 per diluted share compared to consolidated adjusted operating loss of $0.06 per diluted share for the same period in 2019.

"The third quarter of 2020, similar to the second quarter, was once again impacted by historically high catastrophe losses," stated Randy A. Ramlo, President and Chief Executive Officer. "Catastrophe losses in the third quarter of 2020 totaled $55.4 million and added 21.4 percentage points to the GAAP combined ratio. The catastrophe losses were from 25 catastrophe events, with the most notable catastrophe event being the August Midwest derecho, causing widespread storms and high winds. The August Midwest derecho was a full retention loss, with losses in excess of our stated reinsurance retention of $20.0 million. Total losses from this storm were $88.0 million with $68.0 million of reinsurance recoveries."
___________
(1) Per share amounts are after tax.
(2) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net realized investment gains and losses, changes in the fair value of equity securities and related federal income taxes, and goodwill impairment. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income (loss).
(3) Return on equity is calculated by dividing annualized net income (loss) by average year-to-date stockholders' equity.

"Removing the impact of catastrophe losses and favorable prior year reserve development, our core loss ratio improved again in the third quarter 2020 and year-to-date 2020, with improvements of 0.4 and 0.3 percentages points, respectively, to the combined ratio. Year-to-date, our commercial auto loss ratio improved 4.8 points compared to the same period in 2019. This improvement is being driven by continuing decreases in the frequency of commercial auto claims and a decrease in the number of commercial auto exposure units, both positive signs of progress with our strategic initiatives. However, we know we have work to do, as our commercial auto loss ratio remains higher than acceptable with severity of commercial auto losses and reserve strengthening continuing in the third quarter of 2020."

"We continue to expect the impact of the COVID-19 pandemic to be manageable. As we mentioned the last two quarters, there was some impact to net premiums earned due to the impact of the COVID-19 pandemic but it was less significant than the impact from our focus on improving the profitability of our commercial auto book in the first nine months of 2020. As a reminder, nearly all of the policies we have issued contain contract language that specifically excludes business interruption coverage for losses due to viruses such as the COVID-19 pandemic. However, we cannot determine how any changes in legislation, regulations and interpretations by the courts regarding these exclusions will impact the Company in the future."

Financial Highlights

Net loss, including net realized investment gains and losses, totaled $37.2 million ($1.49 per diluted share) for the third quarter of 2020, compared to a net loss of $2.3 million ($0.09 per diluted share) in the same period in 2019. The increase in the net loss was primarily due to an increase in losses and loss settlement expenses, namely from catastrophe losses, and a decrease in net premiums earned. Year to date, consolidated net loss, including realized investment gains and losses and changes in the fair value of equity securities, was $103.8 million ($4.15 per diluted share), compared to net income of $38.0 million ($1.48 per diluted share) for the same period in 2019. The decrease in net income was primarily due to a decrease in the fair value of equity securities, a decrease in net investment income, a decrease in net premiums earned and increases in losses and loss settlement expenses.

Net premiums earned decreased 5.8 percent to $259.1 million in the third quarter of 2020, compared to $274.9 million in the same period in 2019. Year-to-date net premiums earned decreased 2.7 percent to $791.5 million compared to $813.7 million in the same period in 2019. The decrease in both the three- and nine-month periods ended September 30, 2020 was primarily due to our focus on improving profitability through non-renewal of under-performing accounts in our commercial auto line of business. Also, during the third quarter of 2020, we paid $9.0 million of reinstatement premium with our reinsurance program as a result of the August Midwest derecho catastrophe exceeding the reinsurance contract stated retention. There was also some impact to net premiums earned from the COVID-19 pandemic but it was less significant than the impact from our commercial auto profitability initiatives in the three- and nine-month periods ended September 30, 2020.

The average renewal pricing increases were driven by commercial auto and commercial property. During the third quarter of 2020, the commercial auto average renewal rate increase remained in the double digits at 11.5 percent. The commercial property average renewal rate increase was 5.8 percent, remaining in the mid-single digits again in the third quarter of 2020.

Net investment income was $7.2 million for the third quarter of 2020, as compared to net investment income of $13.3 million for the same period in 2019. Year-to date, net investment income was $22.3 million, compared to net investment income of $43.9 million for the same period in 2019. The decrease in net investment income in both periods in 2020 as compared to the same periods in 2019 was due to a combination of a decrease in the fair value of our investments in limited liability partnerships and a decrease in invested assets. The valuation of these investments in limited liability partnerships varies from period to period due to the current equity market conditions, specifically related to financial institutions.

The Company recognized net realized investment gains of $15.2 million during the third quarter of 2020, compared to net realized investment gains of $9.8 million for the same period in 2019. Year-to-date, the Company recognized net realized investment losses of $62.4 million compared to net realized gains of $50.1 million. The change in the three- and nine-month periods ended September 30, 2020 as compared to the same periods in 2019 was primarily due to the change in the fair value of equity securities.

Losses and loss settlement expenses increased by 10.8 percentage points and by 5.1 percentage points during the three- and nine-month periods ended September 30, 2020, compared to the same periods of 2019. The increase in losses and loss settlement expenses primarily was due to an increase in catastrophe losses as compared to the same period in 2019.

A one-time adjustment to write off goodwill of $15.1 million was made during the third quarter of 2020 after completing a quantitative goodwill analysis. This goodwill related to the acquisition of Mercer Insurance Group, Inc. in 2011.

Consolidated net unrealized investment gains, net of tax, totaled $82.5 million as of September 30, 2020, an increase of $35.2 million from December 31, 2019. The increase in net unrealized investment gains was primarily the result of a decrease in interest rates in the nine-month period ended September 30, 2020.

Total consolidated assets as of September 30, 2020 were $3.0 billion, which included $2.0 billion of invested assets. The Company's book value per share was $32.77, which is a decrease of $3.63 per share, or 10.0 percent, from December 31, 2019. This decrease is primarily attributed to a net loss of $103.8 million, shareholder dividends of $24.8 million and share repurchases of $2.7 million, partially offset by an increase in net unrealized investment gains on fixed maturity securities of $35.2 million, net of tax, during the first nine months of 2020.

The annualized return on equity was (16.0) percent year-to-date compared to 5.5 percent for the same period in 2019. The change in the annualized return on equity was primarily driven by a net loss of $103.8 million in the first nine months of 2020 compared to net income of $38.0 million in the same period in 2019.

Reserve Development

We experienced favorable development in our net reserves for prior accident years of $6.3 million in the third quarter of 2020, compared to favorable development of $5.5 million in the same period in 2019. The favorable prior year reserve development in the three-month period ended September 30, 2020 came primarily from our workers' compensation and commercial liability lines of business. Year-to-date, favorable development in our net reserves for prior accident years was $30.0 million, compared to $0.8 million favorable development in the same period in 2019. The favorable prior year reserve development in the nine-month period ended September 30, 2020 came primarily from our workers' compensation and commercial fire and allied lines of business. Development amounts can vary significantly from quarter- to- quarter depending on a number of factors, including the number of claims settled and the settlement terms. At September 30, 2020, our total reserves were within our actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio increased by 14.4 percentage points to 124.4 percent for the third quarter of 2020, compared to 110.0 percent in the same period in 2019. For the nine-month period ended September 30, 2020, the GAAP combined ratio increased 7.5 percentage points to 113.5 percent compared to 106.0 percent for the nine-month period ended September 30, 2019. The increase in the combined ratio during the three- and nine-month periods ended September 30, 2020 as compared to the same periods in 2019 was primarily driven by an increase in the net loss ratio.

Net Loss Ratio

The GAAP net loss ratio deteriorated 13.6 percentage points and 5.8 percentage points, respectively, during the three- and nine-month periods ended September 30, 2020, as compared to the same periods in 2019. The increase in the net loss ratio was primarily due to an increase in catastrophe losses.

Pre-tax catastrophe losses in the third quarter of 2020 were higher when compared to third quarter of 2019, with catastrophe losses adding 21.4 percentage points to the combined ratio in 2020, as compared to 7.0 percentage points in 2019. During the third quarter, the Company incurred losses from 25 catastrophe events, with the most significant losses from the August Midwest derecho and Hurricane Laura. Our 10-year historical average for third quarter catastrophe losses is 8.9 percentage points added to the combined ratio. Year-to-date, catastrophe losses totaled $121.3 million ($3.83 per diluted share) compared to $44.9 million ($1.38 per diluted share) for the same period in 2019.

The GAAP net loss ratio excluding catastrophe losses and prior accident year reserve development improved by 0.4 percentage points in the three-month period ended September 30, 2020 and 0.3 percentage points in the nine-month period ended September 30, 2020 as compared to the same periods of 2019. This decrease in the GAAP net loss ratio in the three- and nine-month periods ended September 30, 2020 compared to the same periods of 2019 was due to an improvement in the performance of our core book of business.

Expense Ratio

The expense ratio for the third quarter of 2020 was 33.8 percent compared to 33.0 percent for the third quarter in 2019. Year-to-date, the expense ratio was 34.4 percent compared to 32.7 percent in the same period in 2019. The increase in the expense ratio during the three- and nine-month periods ended September 30, 2020 as compared to the same periods in 2019 was primarily due to our continued investment in technology, including our multi-year Oasis project, an upgrade to our technology platform designed to enhance core underwriting decisions, selection of risks and productivity.

Capital Management

During the third quarter of 2020, we declared and paid a $0.33 per share cash dividend to shareholders of record as of September 4, 2020. We have paid a quarterly dividend every quarter since March 1968. During the third quarter of 2020, we did not repurchase any shares of our common stock. Year-to-date, we repurchased 70,467 shares of our common stock for a total purchase price of approximately $2.7 million.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on November 4, 2020 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's third quarter of 2020 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through November 18, 2020. The replay access information is toll-free 1-877-344-7529; conference ID no. 10148230.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com/event or https://services.choruscall.com/links/ufcs201104. The archived audio webcast will be available until November 18, 2020.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 48 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Randy Patten, AVP and Controller, 319-286-2537 or IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intend(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain(s) optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission ("SEC") on February 28, 2020, as updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 6, 2020. The risks identified in our Annual Report on Form 10-K (as updated) and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income (loss) and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income (loss): Adjusted operating income (loss) is calculated by excluding net realized investment gains and losses, after applicable federal and state income taxes, and goodwill impairment from net income. Management believes adjusted operating income (loss) is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Per Share Data)	2020	2019	Change %	2020	2019	Change %
Income Statement Data
Net income (loss)	$(37,241)	$(2,342)	NM	$(103,815)	$37,983	NM
Less: after-tax net realized investment gains (losses)	12,017	7,760	54.9%	(49,309)	39,600	(224.5)%
Less: goodwill impairment	(15,091)	—	NM	(15,091)	—	NM
Adjusted operating income (loss)	$(34,167)	$(10,102)	NM	$(39,415)	$(1,617)	NM
Diluted Earnings Per Share Data
Net income (loss)	$(1.49)	$(0.09)	NM	$(4.15)	$1.48	NM
Less: after-tax net realized investment gains (losses)	0.48	0.31	54.8%	(1.97)	1.54	(227.9)%
Less: goodwill impairment	(0.60)	—	NM	(0.60)	—	NM
Adjusted operating income (loss)	$(1.37)	$(0.40)	NM	$(1.58)	$(0.06)	NM
NM = Not meaningful.

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Ratios)	2020	2019	Change %	2020	2019	Change %
Premiums:
Net premiums earned	$259,061	$274,942	(5.8)%	$791,519	$813,742	(2.7)%
Less: change in unearned premiums	31,072	11,766	164.1%	5,433	(35,296)	115.4%
Less: change in prepaid reinsurance premiums	(2,222)	(163)	NM	2,734	886	208.6%
Net premiums written	$230,211	$263,339	(12.6)%	$783,352	$848,152	(7.6)%
NM = Not meaningful.

Supplemental Tables

Consolidated Financial Highlights
(unaudited)	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Share and Per Share Data and Ratios)	2020	2019	Change %	2020	2019	Change %
Revenue Highlights
Net premiums earned	$259,061	$274,942	(5.8)%	$791,519	$813,742	(2.7)%
Net investment income	7,244	13,291	(45.5)%	22,303	43,923	(49.2)%
Net realized investment gains (losses)	15,212	9,822	54.9%	(62,416)	50,126	(224.5)%
Other income	604	—	NM	6,323	—	NM
Total revenues	282,121	298,055	(5.3)%	$757,729	$907,791	(16.5)%
Income Statement Data
Net income (loss)	(37,241)	(2,342)	NM	$(103,815)	$37,983	NM
After-tax net realized investment gains (losses)	12,017	7,760	54.9%	(49,309)	39,600	(224.5)%
Goodwill impairment	(15,091)	—	NM	(15,091)	—	NM
Adjusted operating income (loss)(1)	$(34,167)	$(10,102)	NM	$(39,415)	$(1,617)	NM
Diluted Earnings Per Share Data
Net income (loss)	$(1.49)	$(0.09)	NM	$(4.15)	$1.48	NM
After-tax net realized investment gains (losses)	0.48	0.31	54.8%	(1.97)	1.54	(227.9)%
Goodwill impairment	(0.60)	—	NM	(0.60)	—	NM
Adjusted operating income (loss)(1)	$(1.37)	$(0.40)	NM	$(1.58)	$(0.06)	NM
Catastrophe Data
Pre-tax catastrophe losses	$55,361	$19,292	187.0%	$121,261	$44,927	169.9%
Effect on after-tax earnings per share	1.75	0.61	186.9%	3.83	1.38	177.5%
Effect on combined ratio	21.4%	7.0%	205.7%	15.3%	5.5%	178.2%

Favorable reserve development experienced on prior accident years	$6,269	$5,513	13.7%	$30,038	$770	NM

GAAP combined ratio	124.4%	110.0%	13.1%	113.5%	106.0%	7.1%
Return on equity				(16.0)%	5.5%	NM
Cash dividends declared per share	$0.33	$0.33	—	$0.99	$0.97	2.1%
Diluted weighted average shares outstanding	25,031,234	25,176,334	(0.6)%	25,023,401	25,643,744	(2.4)%
NM = Not meaningful
(1) Adjusted operating income (loss) is a non-GAAP financial measure of net income (loss). See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income (loss).

Income Statement
(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Ratios)	2020	2019	2020	2019
Revenues
Net premiums earned	$259,061	$274,942	$791,519	$813,742
Investment income, net of investment expenses	7,244	13,291	22,303	43,923
Net realized investment gains (losses)	15,212	9,822	(62,416)	50,126
Other income	604	—	6,323	—
Total Revenues	$282,121	$298,055	$757,729	$907,791

Benefits, Losses and Expenses
Losses and loss settlement expenses	$234,693	$211,752	$626,169	$596,001
Amortization of deferred policy acquisition costs	52,095	54,828	158,440	161,842
Other underwriting expenses	35,470	36,003	114,020	104,370
Goodwill impairment	15,091	—	15,091	—
Total Benefits, Losses and Expenses	$337,349	$302,583	$913,720	$862,213

Income (loss) before income taxes	(55,228)	(4,528)	(155,991)	45,578
Federal income tax expense (benefit)	(17,987)	(2,186)	(52,176)	7,595
Net income (loss)	$(37,241)	$(2,342)	$(103,815)	$37,983

GAAP combined ratio:
Net loss ratio - excluding catastrophes	69.2%	70.0%	63.8%	67.8%
Catastrophes - effect on net loss ratio	21.4	7.0	15.3	5.5
Net loss ratio	90.6%	77.0%	79.1%	73.3%
Expense ratio	33.8	33.0	34.4	32.7
GAAP combined ratio	124.4%	110.0%	113.5%	106.0%

Balance Sheet
	September 30, 2020	December 31, 2019
(In Thousands)
	(unaudited)
Invested assets	$2,041,452	$2,155,099
Cash	99,604	120,722
Total assets	3,048,480	3,013,472
Losses and loss settlement expenses	1,555,083	1,421,754
Total liabilities	2,228,198	2,103,000
Net unrealized investment gains, after-tax	82,492	47,279
Total stockholders’ equity	820,282	910,472

Net Premiums Written by Line of Business
(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(In Thousands)
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$71,140	$76,090	$238,330	$247,573
Fire and allied lines(3)	54,766	61,846	185,769	189,361
Automobile	63,419	75,222	214,447	246,801
Workers’ compensation	16,325	18,988	57,481	67,893
Fidelity and surety	7,535	6,644	23,146	20,147
Miscellaneous	320	363	1,127	1,281
Total commercial lines	$213,505	$239,153	$720,300	$773,056

Personal lines:
Fire and allied lines(4)	$3,065	$11,255	$21,205	$31,015
Automobile	4,838	8,396	19,548	24,113
Miscellaneous	203	337	813	961
Total personal lines	$8,106	$19,988	$41,566	$56,089
Reinsurance assumed	8,600	4,198	21,486	19,007
Total	230,211	263,339	$783,352	$848,152
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended September 30,	2020			2019
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$78,302	$45,111	57.6%	$80,421	$50,656	63.0%
Fire and allied lines	59,267	52,436	88.5	61,628	49,628	80.5
Automobile	73,403	82,675	112.6	80,574	85,227	105.8
Workers' compensation	19,245	10,250	53.3	22,041	3,076	14.0
Fidelity and surety	7,356	(128)	(1.7)	6,755	1,437	21.3
Miscellaneous	378	78	20.6	428	63	14.7
Total commercial lines	$237,951	$190,422	80.0%	$251,847	$190,087	75.5%

Personal lines
Fire and allied lines	$5,144	$29,451	NM	$10,370	$13,469	129.9%
Automobile	7,055	8,322	118.0	7,870	6,946	88.3
Miscellaneous	295	(97)	(32.9)	312	(130)	(41.7)
Total personal lines	$12,494	$37,676	NM	$18,552	$20,285	109.3%
Reinsurance assumed	$8,616	$6,595	76.5%	$4,543	$1,380	30.4%
Total	$259,061	$234,693	90.6%	$274,942	$211,752	77.0%

NM = Not Meaningful

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Nine Months Ended September 30,	2020			2019
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$235,018	$135,748	57.8%	$238,300	$146,513	61.5%
Fire and allied lines	183,528	171,416	93.4	181,417	142,265	78.4
Automobile	225,103	205,994	91.5	234,280	225,564	96.3
Workers' compensation	57,873	24,205	41.8	66,537	18,399	27.7
Fidelity and surety	20,106	14	0.1	19,276	536	2.8
Miscellaneous	1,158	266	23.0	1,291	63	4.9
Total commercial lines	$722,786	$537,643	74.4%	$741,101	$533,340	72.0%

Personal lines
Fire and allied lines	$24,933	$55,372	222.1%	$30,892	$34,137	110.5%
Automobile	22,203	15,935	71.8	23,050	19,422	84.3
Miscellaneous	905	2,561	283.0	920	354	38.5
Total personal lines	$48,041	$73,868	153.8%	$54,862	$53,913	98.3%
Reinsurance assumed	$20,692	$14,658	70.8%	$17,779	$8,748	49.2%
Total	$791,519	$626,169	79.1%	$813,742	$596,001	73.3%